SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                               AMENDMENT NO. 1 TO
                                    FORM 8-A
                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                   International Cavitation Technologies, Inc.
       -------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Colorado                                                    84-0768695
  ---------------                                           ------------------
(State of                                                   (IRS Employer
incorporation or organization)                            Identification No.)

       12407 South Memorial Drive
           Bixby, Oklahoma                                        74008
  ----------------------------------------                  ------------------
 (Address of principal executive offices)                      (Zip Code)

If this form relates to the registration             If this form relates to the
of a class of securities pursuant to                  registration of a class of
Section 12(b) of the Exchange Act                 securities pursuant to Section
and is effective pursuant to General              12(g) of the Exchange Act  and
Instruction A.(c), please check the             is effective pursuant to General
following box.  [  ]                             Instruction A.(d), please check
                                                the following box.  [X]

Securities Act registration  statement file number  to which this  form relates:
0-9015
--------------
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                            Name of each exchange on which
  to be so registered                            each class is to be registered
  -------------------                            ------------------------------

       N/A                                                   N/A
    ---------                                             ---------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.001 par value
                        ---------------------------------
                                 Title of class

ITEM 1.           DESCRIPTION OF REGISTRANT=S SECURITIES TO BE REGISTERED.

        On December 3, 1998, we amended and restated our articles of incorporation which, among other things, amended and restated the terms and provisions relating to our common stock. Our articles incorporation authorize capital stock consisting of 50,000,000 shares of common stock, par value of $.001 per share. Each holder of common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding shares of common stock will have the right to elect all of our directors and otherwise control the affairs of our company. Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends are payable only out of funds legally available for the payment of dividends. Our board of directors is not required to declare dividends.

        Upon a liquidation of our company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

ITEM 2.           EXHIBITS.

                  The Exhibits to this report are listed in the Index to Exhibits set forth elsewhere herein.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     International Cavitation Technologies, Inc.

                                     By:/s/ David N. Shroff
                                        -------------------
                                        Name: David N. Shroff
                                        Title:President and CEO


Dated: March 9, 2001

                                INDEX TO EXHIBITS


        EXHIBIT
        NUMBER   Description
        ------   -----------

           1 Amended and Restated Articles of Incorporation of International Cavitation Technologies, Inc.

Exhibit 1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                   INTERNATIONAL CAVITATION TECHNOLOGIES, INC.

                                    ARTICLE I

                                      Name

   The name of the corporation is: INTERNATIONAL CAVITATION TECHNOLOGIES, INC.

                                   ARTICLE II

                                    Purposes

   The purpose for which the corporation is formed is for any lawful purpose.

                                   ARTICLE III

                                    Duration

   This corporation shall have perpetual existence.

                                   ARTICLE IV

                                  Capital Stock

        1. Authorized Shares of Common Stock. The aggregate number of common shares which the corporation shall have authority to issue is 50,000,000 shares of $.001 par value Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

        2. Voting Rights; Denial of Preemptive Rights. Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise. Preemptive rights to purchase additional shares of stock are denied.

        3. Authorized Shares of Preferred Stock. The corporation shall have the authority to issue 5,000,000 shares of Preferred Stock, which may be issued in one or more series at the discretion of the board of directors. In establishing a series, the board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Business Corporation Code.

                                    ARTICLE V

                               Board of Directors

        The corporation shall be governed by a Board of Directors and shall have not less than one (1) nor more than seven (7) directors as determined, from time to time, by the Board of Directors.

                                   ARTICLE VI

                     Registered Office and Registered Agent

        The street address of the initial registered office of the corporation is 14 Red Tail Drive, Highlands Ranch, Colorado 80126. The name of the registered agent of the corporation at such address is Gary J. McAdam.

                                   ARTICLE VII

                                Principal Office

        The princ ipal office of the corporation may be located at any place either within or outside the State of Colorado. The current principal office of the corporation is 12407 S. Memorial Drive, Bixby, Oklahoma 74008.

                                  ARTICLE VIII

                              Transfer of Property

        The corporation may, at any meeting of its Board of Directors, by a majority vote of the whole Board, sell, lease, exchange and/or convey all of its property and assets, including its Good Will and its corporate franchise, upon which terms and conditions, and for such consideration or considerations, as its Board of Directors shall deem expedient, and for the best interests of the corporation. And said consideration or considerations may consist in whole, or in part of shares of stock in, and/or other securities of, any other corporation or corporations. Provided, however, in all such cases the affirmative vote of the holders of a two-thirds of the stock of said corporation then issued and outstanding, and having voting power, shall be voted in ratification of the action of the Board of Directors, said vote to be taken at a stockholders= meeting of the said corporation duly called for that purpose. Nothing herein shall be construed to limit the power of the Board of Directors of a corporation to sell, lease, exchange and/or convey such parts or parcels of its real or personal property or assets as the Board of Directors determine are no longer necessary or expedient to be held by the corporation.

                                   ARTICLE IX

                                     By-Laws

        The Board of Directors shall have power to make such prudential By-Laws as they may deem proper for the management of the affairs of the company in carrying out the purposes and objects of the Company and to amend, modify or repeal the same and/or adopt new ones, at any time.

        The foregoing Amended and Restated Articles of Incorporation are the amended Articles of Incorporation of International Cavitation Technologies, Inc. as of this 2nd day of December, 1998.

                                               INTERNATIONAL CAVITATION
                                               TECHNOLOGIES, INC.


                                               By:/s/ Gary J. McAdam
                                                  ------------------------------
                                                  Gary J. McAdam, Vice President

        Gary J. McAdam hereby consents to act as registered agent for the Corporation.


                                               By:/s/Gary J. McAdam
                                                  ------------------------------
                                                  Registered Agent